Exhibit 10.8

INTEGRYS ENERGY GROUP, INC.
2007 OMNIBUS INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK AWARD

You have been granted a Restricted Stock award for shares of common stock of Integrys Energy Group, Inc. (the “Company”) under the Integrys Energy Group, Inc. 2007 Omnibus Incentive Compensation Plan (the “Plan”) with the following terms and conditions.  Your award will not become effective until you sign and return this Restricted Stock Award agreement to Human Resources.

Grant Date:	May 17, 2007
Number of Restricted Shares:	_______ Shares

Vesting Schedule:

Twenty-five percent (25%) of your Restricted Shares will vest on each of the first four anniversaries of the Grant Date, provided that you are continuously employed by the Company or an Affiliate from the Grant Date through such vesting date, as shown as the following schedule:

Amount	Vesting Date
25% of the Restricted Shares	First anniversary of Grant Date
25% of the Restricted Shares	Second anniversary of Grant Date
25% of the Restricted Shares	Third anniversary of Grant Date
25% of the Restricted Shares	Fourth anniversary of Grant Date

If application of the vesting schedule on any vesting date would result in vesting of a fractional shares, the number of Restricted Shares that become vested on that vesting date will be rounded to the next higherwhole number of Restricted Shares.

If your employment or service terminates as a result of death, disability (as determined by the Committee based upon the definition set forth in the Company’s long-term disability plan), or  retirement on or after age sixty-two (62) with ten (10) or more years of service (provided that you have given the Company six months advance notice of your intent to retire), and if the Grant Date of such Restricted Shares was at least twelve (12) months prior to the date of your termination, your Restricted Shares will become fully vested on the date of such termination.

Upon the occurrence of a Change of Control (as defined in the Plan) during your employment, the Restricted Shares will become fully vested, even if not otherwise vested in accordance with the vesting schedule above.

Except to the extent prohibited by law, in the event of an approved leave of absence from the Company or an Affiliate, or a period of absence attributable to sickness or incapacity, the Committee, in its sole discretion, may extend the vesting dates to take into account the period or periods during which you were not actively at work.

Upon any other termination of employment or service, you will forfeit the Restricted Shares that have not yet vested.

Escrow:

Your Restricted Shares will be held in escrow by the Company, as escrow agent.  The Company will give you a receipt for the Shares held in escrow that will state that the Company holds such Shares in escrow for your account, subject to the terms of this Award, and you will give the Company a stock power for such Shares duly endorsed in blank which will be used in the event such Shares are forfeited in whole or in part.  As soon as practicable after each vesting date, the Restricted Shares that have become vested will cease to be held in escrow, and certificate(s) for such number of Shares will be delivered to you or, in the case of your death, to your estate.  No Shares will be issued unless and until the Company has determined to its satisfaction that such issuance complies with all relevant provisions of applicable law, including the requirements of any stock exchange on which the Shares may then be traded.

Transferability of Restricted Shares:

You may not sell, transfer or otherwise alienate or hypothecate any of your Restricted Shares until they are vested.  In addition, by accepting this Award, you agree not to sell any Shares acquired under this Award at a time when applicable laws (including securities laws), Company policies or an agreement between the Company and its underwriters or other terms and conditions of the Plan prohibit a sale.

Voting and Dividends:

While the Restricted Shares are subject to forfeiture, you may exercise full voting rights.  Dividends  and other distributions paid with respect to non-vested and non-deferred Restricted Shares, so long as the applicable record date occurs after the Grant Date and before you forfeit such Shares, will be retained by the Company and you will be credited with additional Restricted Shares that will be subject to the same risk of forfeiture, restrictions on transferability and other terms of this Restricted Stock Award agreement as are the Restricted Shares with respect to which the dividend or distribution was paid.  In the case of any dividend or distribution other than a dividend or distribution that is paid in Shares, the number of additional Restricted Shares will be determined by dividing the dividend or distribution amount retained by the Company by the closing share price of a share of the Company’s common stock, as reported on the New York Stock Exchange, on the dividend payment date; provided that the Company may distribute cash in lieu of a fraction of share. In the case of any such   dividend or distribution that is paid in Shares, the number of Shares received as a result of such dividend or distribution will constitute additional Restricted Shares.     You will have no right to dividends or distributions paid with respect to Restricted Shares where the record date occurs on or after the date on which you have forfeited the Restricted Shares.

Tax Withholding:

To the extent that the receipt or the vesting of the Restricted Shares, or dividends and other distributions paid with respect to the Restricted Shares, results in income to you for Federal, state or local income tax purposes or results in “wages” to you for FICA or other employment tax purposes, the Company has the right and the authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations under applicable tax laws or regulations.  Alternatively, the Company may require that you deliver to the Company at the time the Company is obligated to withhold taxes in connection with such receipt or vesting, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations.  If you do not make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, in connection with this Award, you may satisfy the withholding requirement, in whole or in part, by electing to have the Company withhold for its own account that number of Restricted Shares otherwise deliverable to you from escrow hereunder on the date the tax is to be determined having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that the Company must withhold in connection with the vesting of such Shares.  Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the applicable vesting date.  The Fair Market Value of any fractional Share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to you in cash.

Powers of Company Not Affected:

The existence of this Agreement or the Restricted Shares herein granted shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred, or prior preference stock ahead of or affecting the Restricted Shares or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Employment:

The granting of Restricted Shares under this Agreement shall not be construed as granting to you any right with respect to continued employment by the Company or an Affiliate.

Interpretation:

As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, the executor of your estate, and your heirs, that this Agreement shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Agreement or the Plan and any determination made by the Committee pursuant to this Agreement shall be final, binding and conclusive.

Assignment of Agreement:

You may not assign this Agreement, and any attempted assignment shall be null and void and of no legal effect.

Amendment or Modification:

No term or provision of this Agreement may be amended, modified or supplemented orally.  Amendment, modification or supplementation can be accomplished only (a) by an instrument in writing signed by the party against whom or which the enforcement of the amendment, modification or supplement is sought, or (b) as otherwise provided in the Plan.

Governing Law:

This Agreement shall be governed by the internal laws of the State of Illinois, without regard to the principle of conflict of laws, as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.  No legal action or proceeding may be brought with respect to this Agreement more than one year after the later of (a) the last date on which the act or omission giving rise to the legal action or proceeding occurred; or (b) the date on which the individual bringing such legal action or proceeding had knowledge (or reasonably should have had knowledge) of such act or omission.  Any such action or proceeding must be commenced and prosecuted in its entirety in the federal or state court having jurisdiction over Brown County, Wisconsin or Cook County, Illinois, and each individual with any interest hereunder agrees to submit to the personal jurisdiction thereof, and agrees not to raise the objection that such courts are not a convenient forum.  Such action or other legal proceeding shall be heard pursuant to a bench trial, and the parties to such proceeding shall waive their rights to trial by jury.

Severability:

In the event any provision of the Restricted Stock Award agreement is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of the agreement, and the agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

Counterparts:

This Agreement may be executed in counterparts.

Term of Plan Govern:

This Restricted Stock Award is granted under and governed by the terms and conditions of the Plan as amended and in effect from time to time.  Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.  [If you make a timely election to defer receipt of the Restricted Shares, the Shares otherwise awarded to you under this Agreement but that you are eligible to and have elected to defer will be converted into restricted stock units that will be credited under and distributed in accordance with the terms of the Deferred Compensation Plan; provided that the vesting and forfeiture provisions set forth in this Agreement, and other terms and conditions of the Plan affecting outstanding Plan awards, will continue to apply to such restricted stock units (and to any additional restricted stock units that may be credited to you as a result of deemed dividends or other distributions) to the same extent as such provisions, terms and conditions apply to the Restricted Shares.]

INTEGRYS ENERGY GROUP, INC.

By: /s/ Bud Treml
Title:  Senior VP & Chief HR Officer

ACKNOWLEDGEMENT FORM

I have read the terms of the Integrys Energy Group, Inc. Restricted Stock Agreement, dated May 17, 2007, and I hereby declare that I understand and agree to be bound by the terms and conditions of the Agreement.

Participant

Print name:

PLEASE DETACH THIS ACKNOWLEDGEMENT FORM FROM THE RESTRICTED STOCK AGREEMENT AND RETURN IT TO THE GREEN BAY HUMAN RESOURCES DEPARTMENT.  YOUR RESTRICTED STOCK WILL NOT BECOME EFFECTIVE UNTIL THE COMPANY RECEIVES THIS ACKNOWLEDGMENT FORM.